EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	DECEMBER 31,	SEPTEMBER 30,
	2010	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$200,209	$180,523
Accounts receivable	99,409	96,463
Income tax receivable	7,266	16,052
Inventories of materials and supplies	50,950	52,749
Deferred tax assets	-	-
Prepaid expenses and deferred costs	12,191	14,207
Total Current Assets	370,025	359,994

NET PROPERTY AND EQUIPMENT	1,478,905	1,343,961

LONG TERM ASSETS:
Other receivables	15,799	15,799
Deferred costs and other assets	6,675	4,686
	22,474	20,485
	$1,871,404	$1,724,440

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,660	$37,192
Accrued liabilities	30,470	25,368
Income tax payable	28,501	26,367
Deferred credits	24,970	4,533
Total Current Liabilities	116,601	93,460

LONG-TERM DEBT	300,000	230,000

LONG TERM LIABILITIES:
Deferred income taxes	10,639	10,845
Deferred credits	658	2,919
Other	17,367	17,082
	28,664	30,846

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,631 and 64,443 issued
and outstanding at December 31, 2010
and September 30, 2010, respectively	64,631	64,443
Paid-in capital	136,062	133,095
Retained earnings	1,225,446	1,172,596
Total Shareholders' Equity	1,426,139	1,370,134
	$1,871,404	$1,724,440